EXHIBIT 99.5

MOTORSPORTS                                           FINANCIAL/BUSINESS
CONTACT:                                              CONTACT:
Jerry Gappens                                         Lauri Wilks
(704) 455-3209                                        (704) 455-3299

                                                -For Immediate Release


           Speedway Motorsports Purchases Las Vegas Motor Speedway


LAS VEGAS (Dec. 14, 1998) - Continuing its successful growth strategy, Speedway Motorsports (NYSE:TRK) officials today formally announced the purchase of Las Vegas Motor Speedway.
      O. Bruton Smith, chairman of Speedway Motorsports, made the announcement at the Las Vegas Convention Center during a news conference.
      Closing on the property, which was purchased from majority owner Ralph Englestad and his partners, occurred December 1.
      Smith summarized the unique transaction, which includes a state-of-the-art motorsports entertainment complex and substantial industrial and commercial real estate.
      "This acquisition is consistent with our business strategy of building or purchasing facilities." said Smith. "It is a unique transaction with approximately $150 million allocated to the speedway and an additional $65 million allocated to 1.4 million square feet of warehouse space and approximately 300 acres of nearby real estate. We intend to sell these real estate holdings in the next 12 months.


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      "This acquisition is a huge strategic transaction. It helps Speedway
Motorsports achieve a critical mass that will enhance our overall broadcast, sponsorship and operating leverage. Las Vegas Motor Speedway has tremendous potential and we feel we can achieve its true potential with our proven operational strategies," he concluded
      Smith said the television broadcast fee for the Las Vegas 400 NASCAR Winston Cup race is among the top five packages in motorsports. Currently, ABC/ESPN is in the second year of a five-year television contract worth approximately $35 million. This year's inaugural Las Vegas 400 received a 5.8 rating on ABC, the second highest (second only to the Daytona 500) rating on the 1998 NASCAR Winston Cup schedule.
      Las Vegas Motor Speedway opened in September 1996 as one of the most expensive speedways every built. According to the previous owners, the speedway complex was built at a cost exceeding $230 million The centerpiece of the multi-purpose facility, situated on approximately 1,300 acres, is a lighted 1.5-mile superspeedway with approximately 107,000 seats, including 102 VIP suites. The superspeedway hosts a NASCAR Winston Cup event in March, which attracts more than 120,000 spectators. In addition, other major events include an annual Indy Racing League. NASCAR Busch Series Grant National, Craftsman Truck Series and Winston West events.
      "After their debut this spring, the NASCAR drivers raved about this facility and its racing surface," said Smith. "Las Vegas is known as a great destination place for tourism and for its entertainment value. We plan to capitalize on Las Vegas' assets to further grow the speedway, the sport of NASCAR racing, other forms of motorsports and our company."
      Featuring more than 20 different racing circuits, the facility also includes a 1/2-mile clay oval, 3/8-mile paved oval, dragstrip, motorcross, go-kart, Legends tracks and a 2.5-mile road


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course. The Pennzoil World of Outlaws sprint car series, the United States Auto
Club and more than 15 different types of driving schools utilize the smaller racing circuits.
      Smith said evaluations of the staff and facility are currently underway and any changes will be announced at a later date.
      In addition Smith says he plans to talk to various sanctioning bodies, including NASCAR, Indy Racing League and the National Hot Rod Association (NHRA) in regards to enhancing the schedule of events at the speedway.
      The acquisition adds more geographical diversity to the company's portfolio of speedways. Another benefit of the purchase is it provides another new venue for Finish Line Events, a wholly-owned subsidiary of Speedway Motorsports.
      Speedway Motorsports is a leading marketer and promotor of motorsports entertainment in the United States. SMI owns and operates Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Las Vegas Motor Speedway, Sears Point Raceway and Texas Motor Speedway. SMI also provides event food, beverage and souvenir merchandising services through its Finish Line Events subsidiary, and manufacturers and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary.
      This news release contains forward looking statements. Such statements reflect current views and expectations and are subject to certain risks and uncertainties, as set forth in the Company's periodic filings with the Securities and Exchange Commission that could cause actual results or events to differ materially from management's views and expectations.

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